Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this      day of                     , 2011, by and between SEACOR HOLDINGS INC., a Delaware corporation (“CKH”), and ERA GROUP INC., a Delaware corporation (“ERA”).

W I T N E S S E T H

WHEREAS, ERA is a wholly-owned subsidiary of CKH;

WHEREAS, ERA desires that CKH and/or certain of its Subsidiaries and affiliates provide certain services in order to assist ERA, and CKH is willing to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” shall mean this Agreement, including Schedule A attached hereto, as the same may be amended by the parties from time to time.

“SEACOR” shall mean CKH and any of its Subsidiaries or affiliates that perform the Services.

“Person” shall include an individual, a partnership, a corporation, a limited liability company, a division or business unit of a corporation, a trust, an unincorporated organization, a federal, state, local or foreign government or any department or agency thereof and any other entity.

“Service” or “Services” shall mean those services described on Schedule A, as the same may be amended from time to time.

“Subsidiary” shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner or owns directly or indirectly more than a 50% interest, and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or owns directly or indirectly more than a 50% interest.

SECTION 2

PROVISION OF SERVICES

2.1 Provision of Services.

(a) SEACOR shall provide to ERA any or all of the Services listed and described on Schedule A and such other Services as may from time to time be agreed between the parties in writing and added to Schedule A. Each Service shall be provided for the fee set forth for such Service on Schedule A or as the parties may otherwise agree in writing. In every case, all of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

(b) Unless otherwise agreed by the parties, the Services shall be performed by SEACOR for ERA in a manner that is substantially the same as the manner and level of support in which such Services were generally performed by SEACOR for ERA prior to the date of this Agreement, and ERA shall use such Services for substantially the same purposes and in substantially the same manner as ERA had used such Services prior to the date hereof unless otherwise mutually agreed.

(c) It is understood that SEACOR shall not be required to use its own funds or to otherwise pay for any goods or services purchased or required by ERA from third parties or for any other payment obligation of ERA.

2.2 Use of Services. SEACOR shall be required to provide the Services only to ERA in connection with the conduct by ERA of its business. ERA shall not resell any of the Services to any Person whatsoever or permit the use of the Services to any Person other than in connection with the conduct of ERA’s business in the ordinary course.

2.3 Personnel. SEACOR shall furnish all personnel reasonably necessary to provide the Services.

2.4 Facilities. The Services shall be performed by SEACOR at its offices using its furniture, fixtures, and equipment, including computer hardware (the “Facilities”). Any Facilities purchased or leased by SEACOR during the term of this Agreement that are used in providing the Services shall be purchased or leased by SEACOR. All Facilities owned by SEACOR shall remain the property of SEACOR, and ERA shall not have any right, title, or interest in or to any of the Facilities.

2.5 Books and Records. SEACOR shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services, in such detail and for such time periods as shall be in accordance with SEACOR’s then standard record keeping procedures, as in effect from time to time.

2.6 Representations and Warranties. Each party hereto represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action.

SECTION 3

PAYMENT; WARRANTY; TAXES

3.1 Fees and Payment. At the end of each fiscal quarter, ERA shall pay SEACOR the quarterly fee calculated in accordance with the itemized fees set forth on Schedule 1 hereto for such fiscal quarter, in consideration for all Services provided by SEACOR to ERA under this Agreement during such fiscal quarter.

3.2 Adjustments. Not more than once every calendar year during the Term, ERA and SEACOR shall meet to discuss and negotiate in good faith any adjustments to the quarterly fees set forth on Schedule 1 hereto that is requested by (i) any party, if the parties mutually agree to modify, amend, delete or add to the scope of Services being provided or (ii) SEACOR, in the event that there is a material change in the cost of providing the Services. In addition, ERA shall reimburse SEACOR for any out-of-pocket expenses incurred by SEACOR at the request of ERA in connection with providing Services hereunder (other than compensation to SEACOR’s officers and employees engaged in rendering such Services to ERA). After the end of each fiscal quarter, SEACOR shall deliver to ERA an invoice for the quarterly fee payable with respect to Services provided by SEACOR under this Agreement, plus all expenses in respect of which SEACOR seeks reimbursement hereunder.

3.3 Payment. Statements will be rendered each quarter by SEACOR to ERA for the Services delivered during the preceding quarter, and each such statement shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable thirty (30) days after the date thereof. Statements not paid within such thirty (30) day period, unless such invoice is being challenged, shall be subject to late charges for each month or portion thereof the statement is overdue, calculated as the lesser of (i) the then current prime rate, plus one percentage point, or (ii) the maximum rate allowed by applicable law.

3.4 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SEACOR DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW OR REGULATION, DOMESTIC OR FOREIGN.

3.5 Taxes.

(a) ERA shall pay to SEACOR all applicable sales tax, value-added tax and/or goods and services tax as payable on the fees for the Services payable hereunder.

(b) In addition to the fees required to be paid by ERA to SEACOR for the Services provided hereunder, ERA shall remit to the appropriate tax authorities (the “Tax Authorities”) any taxes required to be withheld by law from any fees payable to SEACOR hereunder. ERA shall submit to SEACOR evidence of payment of any such withholding tax to the Tax Authorities. In the event that SEACOR receives any credit, deduction or refund of such withholding tax from the Tax Authorities, it shall (i) promptly provide a copy of the certificate from the Tax Authorities showing the receipt of such credit, deduction or refund, and (ii) provide ERA a credit for such amount against future quarterly fees payable by ERA to Seller.

SECTION 4

TERM; TERMINATION

4.1 Term. This Agreement shall commence on the date hereof and shall continue until the earlier of the date on which (a) the provision of all of the Services have been terminated pursuant to Section 4.2, or (b) an event of default occurs as set forth in Section 4.3

4.2 Termination of Services. Either party shall have the right, at any time, to shut down or to terminate any or all of the Services by giving the other party ninety (90) days prior notice of such termination. With respect to each Service, following any termination thereof, ERA shall be required to pay SEACOR the aggregate amount of all out-of-pocket costs and expenses reasonably and actually incurred by SEACOR arising out of or in connection with such termination, which shall include (without limitation) any severance costs, as reasonably determined by SEACOR, as a result of such termination, which out-of-pocket costs shall be set forth in reasonable detail in a written statement provided by SEACOR to ERA.

4.3 Event of Default. A party shall be in default hereunder if (i) such party commits a material breach of any term of this Agreement and such breach continues uncured for thirty (30) days following receipt of written notice thereof from the other party describing such breach in reasonable detail, (ii) such party makes a general assignment for the benefit of its creditors, (iii) there is a filing seeking an order for relief in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law and such case remains undismissed for thirty (30) days or more, (iv) a trustee or receiver is appointed for such party or its assets or any substantial part thereof, or (v) such party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors.

4.4 Remedies.

(a) If there is any default by the ERA hereunder, SEACOR may exercise any or all of the following remedies: (a) declare immediately due and payable all sums for which ERA is liable under this Agreement; (b) suspend this Agreement and decline to continue to perform any of its obligations hereunder; and/or (c) terminate this Agreement.

(b) If there is any default by SEACOR hereunder, ERA may terminate this Agreement and recover any fees paid in advance for the Services not performed.

(c) In addition to the remedies set forth in clauses (a) and (b) above, a non-defaulting party shall have all other remedies available at law or equity, subject to Section 6.

4.5 Books and Records. Upon the termination of a Service or Services with respect to which SEACOR holds books, records or files, including, but not limited to, current and archived copies of computer files, owned by ERA and used by SEACOR in connection with the provision of a Service to ERA, SEACOR will return all such books, records or files as soon as reasonably practicable. ERA shall bear SEACOR’s costs and expenses associated with the return of such documents. At its expense, SEACOR may make a copy of such books, records or files for its legal files. In the event SEACOR needs access to such books, records or files for legal or tax reasons, ERA shall cooperate with SEACOR to make such books, records or files available to SEACOR at SEACOR’s expense.

4.6 Effect of Termination. Sections 4.4, 4.5, 4.6, 6 and 7 shall survive any termination of this Agreement.

4.7 ERA’s Obligations Post Termination. The termination of this Agreement shall not terminate ERA’s obligation to provide to SEACOR all information required by SEACOR if and when necessary in order to present SEACOR’s financial and accounting information in accordance with generally accepted accounting principles.

4.8 SEACOR’s Obligation Post Termination. SEACOR agrees to (i) furnish to ERA such further information, (ii) execute and deliver to ERA such other documents, and (iii) do such other acts and things, all as ERA may reasonably request in order to permit ERA to file all state income tax returns required by law to be filed by ERA.

SECTION 5

CERTAIN OTHER COVENANTS

5.1 Confidentiality. Each of the parties agrees that any confidential information of the other party received in the course of performance under this Agreement shall be kept strictly confidential by the parties, and shall not be disclosed to any Person without the prior written consent of the other party, except as required by law or court order. Upon the termination of this Agreement, each party shall return to the other party all of such other party’s confidential information to the extent that such information has not been previously returned pursuant to Section 4.5 of this Agreement.

5.2 Access. ERA shall make available on a timely basis to SEACOR all information reasonably requested by SEACOR to enable it to provide the Services. ERA shall give SEACOR reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the Services.

5.3 Title to Data ERA acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor which are owned by SEACOR, by reason of SEACOR’s provision of the Services under this Agreement. SEACOR agrees that all records, data, files, input materials and other information computed by SEACOR for the benefit of ERA and which relate to the provision of the Services are the joint property of SEACOR and ERA.

5.4 Compliance with Laws. Each of ERA and SEACOR shall comply in all material respects with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of its obligations under this Agreement.

SECTION 6

LIABILITIES

6.1 Consequential and Other Damages. Neither party shall be liable to the other party, whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including but not limited to loss of profits.

6.2 Limitation of Liability. NOTWITHSTANDING THE FORUM IN WHICH ANY CLAIM OR ACTION MAY BE BROUGHT OR ASSERTED OR THE NATURE OF ANY SUCH CLAIM OR ACTION, IN NO EVENT SHALL ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF SEACOR BE PERSONALLY LIABLE TO ERA IN RESPECT OF ANY SERVICES RENDERED HEREUNDER BY SUCH PERSON EXCEPT IN THE CASE OF FRAUD. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL SEACOR, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT IN THE CASE OF FRAUD, BE LIABLE TO ERA IN CONNECTION WITH OR ARISING OUT OF SEACOR PROVIDING OR FAILING TO PROVIDE ANY OF THE SERVICES SPECIFIED IN THIS AGREEMENT IN AN AMOUNT WHICH SHALL EXCEED THE LESSER OF (A) THE AMOUNT OF THE CLAIM, OR (B) THE TOTAL FEE PAID OR PAYABLE BY ERA FOR THE SPECIFIC SERVICE FOR THE SIX (6) MONTH PERIOD PRECEDING SUCH CLAIM GIVING RISE TO SUCH CLAIM OR ACTION. The parties agree that this provision limiting remedies and liquidating damages is reasonable under the circumstances and ERA acknowledges that SEACOR, its subsidiaries and its affiliates (including directors, officers, employees and agents) shall have no other financial liability to ERA whatsoever.

6.3 Indemnification.

(a) ERA shall indemnify, defend and hold harmless SEACOR and its officers, directors, employees or agents from and against any and all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), related to, arising out of or in connection with (a) ERA’s failure to fulfill its obligations hereunder or (b) the performance by SEACOR of the Services hereunder; provided, however, SEACOR shall not be indemnified by ERA for any Losses and Expenses that have resulted from SEACOR’s willful misconduct, bad faith or gross negligence.

(b) SEACOR shall indemnify, defend and hold harmless ERA and its officers, directors, employees or agents from and against any and all Losses and Expenses related to, arising out of or in connection with (i) SEACOR’s failure to fulfill its obligations or (ii) the performance by SEACOR of the Services hereunder; provided, however, ERA shall not be indemnified by SEACOR for any Losses and Expenses that have resulted from ERA’s willful misconduct, bad faith or gross negligence.

SECTION 7

MISCELLANEOUS

7.1 Notice. All communications to either party hereunder shall be in writing and shall be delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

(i)	If to SEACOR, to:

SEACOR Holdings Inc.

2200 Eller Drive

Fort Lauderdale 33316

Attn: Richard Ryan, Chief Financial Officer

Email: rjr@ckor.com

(ii)	If to ERA, to:

ERA Group Inc.

600 Airport Service Road

Lake Charles, Louisiana

Attn: Ed Washecka, President and Chief Executive Officer

Email: ewashecka@ckor.com

7.2 Force Majeure. A party shall not be deemed to have breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the date hereof, labor disputes or any other cause beyond the reasonable control of such party (a “Force Majeure”). The party whose performance is delayed or prevented shall promptly notify the other party of the Force Majeure cause of such prevention or delay.

7.3 Independent Contractors. The parties shall operate as, and have the status of, independent contractors and neither party shall act as or be a partner, co-venturer or employee of the other party. Unless specifically authorized to do so in writing, neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

7.4 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

7.5 Assignment. No party may assign its rights or delegate its obligations under this Agreement to any Person without the prior written consent of the other party; provided, however, that ERA shall be entitled to assign this Agreement to any Subsidiary of ERA without obtaining the consent of SEACOR. Any attempted or purported assignment or delegation without such required consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

7.6 Sections and Headings. The sections and headings contained in this Agreement are for convenience only, are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement and shall not affect the meaning or interpretation of this Agreement.

7.7 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

7.9 Governing Law. This Agreement shall be governed by the laws of the State of Florida.

7.10 No Third Party Beneficiaries. Except as provided in Section 6.3 with respect to indemnification, nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or because of this Agreement except that Services to be provided by SEACOR hereunder shall also be provided, as directed by ERA, to any wholly-owned subsidiary of ERA, which shall be entitled to the benefit thereof.

7.11 Errors and Omissions. Inadvertent delays, errors or omissions that occur in connection with the performance of this Agreement or the transactions contemplated hereby shall not constitute a breach of this Agreement provided that any such delay, error or omission is corrected as promptly as commercially practicable after discovery.

7.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provisions, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEACOR HOLDINGS INC.

By:
Name:
Title:

ERA GROUP INC.

By:
Name:
Title:

SCHEDULE A

SERVICES AND FEES

Shared Support Services

SEACOR will provide ERA with essential support functions, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management for which ERA will be charged fees to cover SEACOR’s actual cost of providing these services based on volume processed or units supported as follows:

	SERVICE	COST
1.	Cash Receipts/Accounts Receivable	Based on ERA’s allocable portion of the actual number of cash receipts recorded by SEACOR
2.	Accounts Payable	Based on ERA’s allocable portion of the actual number of vendor invoices processed by SEACOR
3.	Payroll	Based on ERA’s allocable portion of the total gross U.S. payroll cost incurred by SEACOR
4.	IT – Oracle Financial Applications	Based on ERA’s allocable portion of the number of Oracle responsibilities
5.	IT – Network and Helpdesk	Based on the number of computers, servers and routers used by ERA
6.	Employee Benefits	Based on applicable benefits granted to ERA’s employees

Corporate Support Services

SEACOR will provide ERA with corporate support services including executive oversight, risk management, legal, treasury, audit, tax, corporate accounting and public reporting for which ERA will be charged a fixed quarterly fee equal to $500,000, as follows:

	SERVICE	FEE
1.	Executive Oversight	$1,000,000
2.	Risk Management	$75,000
3.	Legal	$250,000
4.	Treasury	$50,000
5.	Corporate Accounting/Tax/ Public Reporting	$550,000

	SERVICE	FEE
6.	Other	$75,000
	TOTAL:	$2,000,000.00

Additional Services

SEACOR will also provide ERA with any other assistance or services as may be requested by ERA for which ERA will be charged fees based on hourly rates to be negotiated by ERA and SEACOR based on the nature of the services to be provided.